Exhibit 5.1
[Letterhead of Phillips, Gardill, Kaiser & Altmeyer, PLLC]

September 24, 2004

WesBanco, Inc.
One Bank Plaza
Wheeling, WV 26003

Ladies and Gentlemen:
We have acted as counsel for WesBanco, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 40,009 shares of the Company’s common stock, par value $2.0833 per share (the "Shares"), subject to issuance by the Company upon the exercise of options issued under the Western Ohio Financial Corporation 1995 Stock Option and Incentive Plan and the Western Ohio Financial Corporation 1998 Omnibus Incentive Plan (together, the "Plans") and assumed by the Company in connection with the merger of Western Ohio Financial Corporation with and into the Company.

We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plans and such other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

PHILLIPS, GARDILL, KAISER & ALTMEYER, PLLC

By__/s/ James C. Gardill_______________

JCG/mmr